Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CF Industries Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-127422 and 333-158672) on Form S-8 and (No. 333-165143) on Form S-3 of CF Industries Holdings, Inc. (the Company) of our report dated February 25, 2010, except for Notes 9, 34, and 36, as to which the date is April 15, 2010, with respect to the consolidated balance sheets of CF Industries Holdings, Inc. (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and our report dated February 25, 2010, with respect to the related financial statement schedule, which reports appear in this current report on Form 8-K of CF Industries Holdings, Inc.

Our report on the consolidated financial statements refers to the Company’s retrospective adoption of the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810—Consolidation, that pertain to the standard formerly known as Statement of Financial Accounting Standards (SFAS) No. 160—Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 and the provisions of ASC Topic 260—Earnings Per Share, that pertain to the standard formerly known as FASB Staff Position No. EITF 03-6-1—Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, on January 1, 2009.

/s/ KPMG LLP

Chicago, Illinois

April 15, 2010